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COMPANY CONTACT:                         INVESTOR CONTACT:
Suzanne Lewsadder                        Lippert/Heilshorn & Associates, Inc.
Chief Executive Officer                  Jody Cain (jcain@lhai.com)
(877) 678-4274                           Brandi Floberg (bfloberg@lhai.com)
investorrelations@sheervision.com        (310) 691-7100

FOR IMMEDIATE RELEASE

        CLEAN WATER TECHNOLOGIES, INC. CHANGES NAME TO SHEERVISION, INC.

                         STOCK TRADES UNDER SYMBOL SVSO

ROLLING HILLS ESTATES, CALIF. (June 19, 2006) - Clean Water Technologies, Inc. dba SheerVision, Inc. (OTC BB: CWTT) today announced that the company has changed its name to SheerVision, Inc. SheerVision's common stock, listed on the OTC Bulletin Board, is now trading under the ticker symbol "SVSO."

The company also reported the creation of its Series A 9% Convertible Preferred Stock, allowing for immediate conversion of outstanding convertible notes into preferred stock. On May 8, 2006 the company consummated an offering of units, each unit consisting of 9% convertible notes in the principal amount of $37,500, warrants to acquire an aggregate of 3,750 shares of common stock and 16,667 shares of common stock. These notes were mandated to be converted into shares of a series of preferred stock designated Series A 9% Cumulative Convertible Preferred Stock upon completion of applicable waiting and information distribution requirements.

"The formal company name change and new stock trading symbol better reflect our primary business and represent a step toward developing strong relations with the investment community," said Suzanne Lewsadder, chief executive officer of SheerVision.

In accordance with Clean Water Technologies, Inc.'s acquisition of SheerVision, announced in April, the company reported financial results for the quarter that ended March 31, 2006, reflecting Clean Water Technologies' June 30 fiscal year. SheerVision today announced that the company will formally report in a Form 10-Q filed with the Securities & Exchange Commission financial results for the three months ended May 31, 2006, reflecting SheerVision's August 31 fiscal year end.

ABOUT SHEERVISION, INC.
SheerVision designs and sells proprietary surgical loupes and light systems to the dental and medical markets and has quickly captured a leading position in the dental hygiene market segment. The company's value proposition revolves around its ability to provide top quality loupes and light systems directly to end-users at substantially lower prices than similar products.

SheerVision loupes are recommended by a leading independent non-profit dental education and product testing foundation and were featured in the foundation's 2005 Buyer's Guide and in "Dental Lab Products" 2005 Buyer's Guide "Best of the Best" Offering.

FORWARD-LOOKING STATEMENTS: A NUMBER OF STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE APPLICABLE STATEMENTS. THESE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE APPLICABLE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO GENERATE PRODUCT SALES AND OPERATING PROFITS, POTENTIAL VULNERABILITY OF TECHNOLOGY OBSOLESCENCE, POTENTIAL COMPETITIVE PRODUCTS BY BETTER CAPITALIZED COMPANIES, POTENTIAL DIFFICULTY IN MANAGING GROWTH, DEPENDENCE ON KEY PERSONNEL, AND OTHER RISKS WHICH WILL BE DESCRIBED IN FUTURE COMPANY SECURITIES AND EXCHANGE COMMISSION FILINGS.


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